CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Sonoco Procucts Company of our report dated February 28, 2019, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Sonoco Products Company’s Annual Report on Form 10-K for the year ended December 31, 2018. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.
/s/PricewaterhouseCoopers LLP
Charlotte, North Carolina
August 1, 2019

HSB 5847916 v.1